Exhibit 99.3

news release [Fannie Mae Logo]

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Janis Smith
202-752-6673
Number:	3552
Date:	June 27, 2005

Fannie Mae Announces New Chief Audit Executive

WASHINGTON, DC — Fannie Mae (FNM/NYSE) President and Chief Executive Officer Daniel H. Mudd today announced that S. Jean Hinrichs would join the company in July as Senior Vice President, Internal Audit, assuming the chief audit executive position. Hinrichs will report directly to the Audit Committee of the Board of Directors.

“A sound and effective internal audit function will ensure that internal audit activity is compliant with all professional and ethical standards as the company moves through the reaudit and restatement process,” said Stephen B. Ashley, Fannie Mae’s Chairman of Board. “Jean brings to Fannie Mae a solid base of knowledge and experience, along with the acumen and expertise to lead the way as Fannie Mae develops a quality assurance and improvement program that covers all aspects of the internal audit activity.”

Hinrichs will be responsible for conducting a thorough risk assessment and then designing, developing, and executing a comprehensive audit program that is responsive to the operational, financial, control and other risks within the company. She will also prepare and present the annual audit plan to the Audit Committee, provide periodic updates on the status and overall operation of the audit department, and inform and advise the Audit Committee and top management.

Hinrichs also will be responsible for interacting with Deloitte & Touche LLP, (the company’s independent external auditors) as well as with Fannie Mae’s safety and soundness regulator, the Office of Federal Housing Enterprise Oversight (OFHEO), regarding Internal Audit’s activities.

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Fannie Mae Announces New Chief Audit Executive
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“Working with the senior management team, Jean will assume a leadership role in ensuring that Fannie Mae upholds the highest professional standards of documentation and controls throughout the company,” said Mudd. “Jean’s experience as a senior risk management executive and audit professional will be a complement to the strong senior leadership team that we are committed to putting in place in Fannie Mae’s Finance area,” he added.

Under Hinrichs, Fannie Mae’s internal audit department will provide oversight to Fannie Mae’s operating units and test their compliance with corporate standard operating procedures and other operating policies and corporate accounting policies. Hinrichs will also work with the controller, chief compliance and ethics officer and the chief risk officer to satisfy the requirements of Sarbanes-Oxley, and work in partnership with company executives to design and implement cost-effective procedures and tests to ensure that internal controls are effective, eliminating redundant or inefficient procedures where necessary.

Hinrichs was formerly with Barclays Global Investors in San Francisco from 1997 through 2004. She served as Managing Director, Internal Auditing from 1997-1999 and established a global internal audit function for Barclays. She was then promoted to Managing Director, Risk, a role she held until 2004. In this capacity, she managed a large team of professionals responsible for legal, compliance, credit and market risk, operational risk, audit, insurance, and corporate security. From 1993 to 1996, Hinrichs was vice president and general auditor of the Federal Reserve Bank of San Francisco.

Hinrichs received a bachelor of science in business administration, management, and masters of business administration in business analysis and marketing from San Francisco State University. She is a certified internal auditor and a certified fraud examiner.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.